AGREEMENT TO PURCHASE ASSETS

         AGREEMENT dated as of the 14th day of May, 1999, among Health Fitness Rehab of Iowa, Inc., and Duffy & Associates Physical Therapy Corp., both Iowa corporations, Health Fitness Corporation and Sports & Orthopedic Physical Therapy, Inc., both Minnesota corporations, and Midlands Physical Therapy, Inc., a Nebraska corporation (collectively referred to as the "Sellers"), and HEALTHSOUTH Corporation, a Delaware corporation ("HEALTHSOUTH").

                              W I T N E S S E T H:

         WHEREAS, the Sellers desire to sell to HEALTHSOUTH, and HEALTHSOUTH desires to purchase and acquire, substantially all of the business and assets of the Sellers' rehabilitation and therapy businesses as follows: K.A.M. Physical Therapy at One West Charles Street, Oelwein, Iowa 50662, K.A.M. Physical Therapy Palmer Lutheran Health Center at 112 Jefferson Street, West Union, Iowa 52175, K.A.M. Physical Therapy People's Memorial Hospital at 1600 First Street East, Independence, Iowa 50644 and K.A.M. Physical Therapy Southwest Health Center at 1100 Fifth Avenue, Plattville, Wisconsin 53818, all owned by Health Fitness Rehab of Iowa, Inc.; Duffy and Associates Physical Therapy at Schneider's Square, 925 East First Street, Suite L, Ankeny, Iowa 50021 and Duffy and Associates Physical Therapy at Apple Valley Shopping Center, 7120 University Avenue, Des Moines, Iowa 50311-1437, both owned by Duffy and Associates Physical Therapy Corp.; Sports and Orthopedic Physical Therapy, at the Medical Arts Building, 825 Nicollet Mall, Suite 1420, Minneapolis, Minnesota 55402, Sports and Orthopedic Physical Therapy at Minneapolis Heart Institute Building, 920 East 28th Street, Suite 620, Minneapolis, Minnesota 55407, both owned by Sports and Orthopedic Physical Therapy, Inc.; Midlands Physical Therapy, at York General Hospital, 2222 Lincoln Avenue, York, Nebraska 68467; Midlands Physical Therapy at Henderson Community Hospital, 1621 Front Street, Henderson, Nebraska 68371, and Midlands Physical Therapy at Fillmore County Hospital, 1325 H Street Geneva, Geneva, Nebraska 68361, all owned by Midlands Physical Therapy, Inc.; (collectively, the "Sellers' Business"), all upon the terms and subject to the conditions hereinafter set forth; and

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the contemplated payment by HEALTHSOUTH to the Sellers of the purchase price herein provided for, and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the Sellers and HEALTHSOUTH hereby agree as follows:

Section 1.        Terms of the Sale and Purchase of Assets.

         The sale of the properties, assets and business of the Sellers' Business to be sold hereunder and the acquisition thereof by HEALTHSOUTH shall be made and be effective as of the close of business on May 14, 1999 (the "Effective Date") and shall be based on the respective representations, warranties and agreements of the Sellers on the one hand, and HEALTHSOUTH, on the other hand.

         1.1. Included and Excluded Assets. (a) Sellers hereby sell, transfer, assign, convey, release and deliver to HEALTHSOUTH, effective as of the close of business on the Effective Date, all of the properties, assets and business of the Sellers' Business, including all assets utilized in or related to the Sellers' Business as a composite going concern, whether or not any of such assets have any value for accounting purposes, including, specifically, but without limiting the generality of the foregoing; but excluding the assets specifically excluded below in Section 1. l(b) of this Agreement:

                  (i)      All assets listed on Exhibit A.

                  (ii) All of the Sellers' rights to the use of the trade names "Duffy & Associates Physical Therapy, K.A.M. Physical Therapy, Midlands Physical Therapy, and Sports & Orthopedic Physical Therapy" and any variations thereof; provided that Sellers shall have the right, for a period of 90 days after the Closing, to continue to use the names (i) "Sports & Orthopedic Physical Therapy" in connection with Sellers' physical therapy clinics located at Professional Building, 3250 West 66th Street, Suite 120, Edina, Minnesota 55435, and at Northwest Racquet Swim and Health Club, 5525 Cedar Lake Road, Lower Level, St. Louis Park, Minnesota 55416, and (ii) "Midlands Physical Therapy" in connection with Sellers' physical therapy clinics located at Columbus Physical Therapy, 2457 33rd Avenue, Suite G, Columbus, Nebraska 68601, and at Freemont Physical Therapy, 1900 East Military, Suite 248, Freemont, Nebraska 68025.

                  (iii) Goodwill, customer and patient lists, telephone numbers, trade secrets, patents, copyrights (or, to the extent licensed by Sellers, Sellers' license rights thereto to the extent assignable), trademarks, service marks, advertising and marketing ideas, and all other intellectual property rights used in the marketing or the performance of physical therapy services by the Sellers and all books and records relating thereto.

                  (iv) Subject to Section 1.9 of this Agreement, Sellers' rights under all contracts, leases and agreements set forth or referred to in Exhibit B to this Agreement and any and all prepayments, deposits and similar assets associated with such contracts, leases and agreements, and all licenses, certificates of need and other regulatory approvals (to the extent transferable) relating to or necessary for the operation of the Sellers' Business.

         All such assets described in this Section 1.1(a), excluding those assets described in Section 1.1 (b), are referred to as the "Purchased Assets."

         (b) There shall be excluded from the properties and assets of the Sellers' Business transferred and conveyed to HEALTHSOUTH hereunder, the minute books, stock records and related internal records of the Sellers and the Sellers' cash, accounts receivable, and other claims to payment, insurance coverages, employee benefit plan assets, securities, and any prepayments, deposits or similar assets associated with contracts not assumed by HEALTHSOUTH. All other books and records of the Sellers related to the Sellers' Business, together with all the other assets to be acquired pursuant to this Agreement, shall be delivered at the respective locations specified in the first Recital above to HEALTHSOUTH or such person as HEALTHSOUTH may specify, upon the execution and delivery of this Agreement.

         1.2. Patient Information and Financial Information. The agreements between the parties evidenced by this Agreement have been reached based on financial and other information about the Sellers' Business to be acquired hereunder as of March 31, 1999, provided HEALTHSOUTH by the Sellers. The summary of patient visits attached to this Agreement as part of Exhibit C is sometimes referred to herein as the "Sellers' Patient Information". The unaudited balance sheet of the Sellers' Business and the unaudited income statement of the Sellers' Business are also attached to this Agreement as part of Exhibit C and are sometimes referred to herein as the "Sellers' Financial Information".

         1.3. Considerations. In exchange for the transfer referred to in
Section 1.1, HEALTHSOUTH will provide the Sellers with the following considerations:

         (a) The total purchase price for all of the Purchased Assets to be conveyed, sold, transferred, assigned and delivered to HEALTHSOUTH under this Agreement by the Sellers is $3,575,000 plus the assumption of the Sellers' liability (i) for any sick leave or vacation benefits of the Sellers' employees on Exhibit E, all of which will be employed by HEALTHSOUTH, and (ii) under the contracts, leases and agreements of the Sellers described in (b) below. Such $3,575,000 shall be payable, through payment to the Parent Corporation, in good funds to Sellers upon execution and delivery of this Agreement.

         (b) Subject to Section 1.9 of this Agreement, HEALTHSOUTH shall assume the contracts, leases and agreements of the Sellers relating to the Sellers' Business which are listed on Exhibit B attached to this Agreement, provided that HEALTHSOUTH shall not be deemed to assume any liability which may be incurred by reason of any breach of or default under any such contract, lease or agreement which occurred prior to the Effective Date of this Agreement. To the extent that there are any breaches or defaults under any such contract, lease or agreement, a description of the same will be disclosed on Exhibit D, and HEALTHSOUTH shall not be deemed to assume any liability therefor. The Sellers, at their expense, shall provide HEALTHSOUTH with valid and enforceable assignments to all such contracts, leases and agreements. HEALTHSOUTH shall cooperate as may reasonably be required in obtaining such assignments. HEALTHSOUTH shall also assume all legal obligations after the Effective Date with respect to the maintenance of patient records of Sellers' Business.

         (c) Except as expressly provided in Section 1.3(b) above, HEALTHSOUTH shall not be deemed to assume any liability of the Sellers whatsoever. Without limiting the generality of the foregoing, HEALTHSOUTH shall not be deemed to have assumed, nor shall HEALTHSOUTH assume, any liability based upon or arising out of any tortious or wrongful actions of the Sellers or any liability for the payment of (i) any taxes of the Sellers arising out of transactions occurring on or prior to the Effective Date of this Agreement; (ii) any taxes of the Sellers arising in connection with the transactions contemplated by this Agreement;
(iii) except as expressly provided in Exhibit E, any salary, wage, benefit, bonus, vacation pay, sick leave, insurance, employment tax or similar liability of Sellers to any employee, officer, director or other person or entity allocable to services performed on or prior to the Effective Date of this Agreement; or (iv) any liabilities arising prior to the Effective Date in connection with any malpractice or other liability arising in connection with the Sellers' physical therapy practices. HEALTHSOUTH shall have no liability whatsoever, for contributions or otherwise, for any pension, employee benefit or profit sharing plan of the Sellers for the benefit of Sellers' employees, officers or directors.

         (d) Except as otherwise agreed by the parties, the parties agree that the cash portion of the purchase price shall be allocated and reported to the Internal Revenue Service and similar governmental agencies as follows:

         Equipment, furnishings, supplies,
         deposits, leasehold improvements
         and fixtures                                         $100,000
         Goodwill                                             $3,475,000

         1.4. Bill of Sale. Contemporaneously with the execution and delivery of this Agreement, the Sellers shall execute and deliver a Bill of Sale and such other necessary transfer documents required by law to transfer the Purchased Assets to HEALTHSOUTH.

         1.5. Non-Competition Agreement. Contemporaneously with the execution and delivery of this Agreement, the Sellers and HEALTHSOUTH shall execute and deliver a Non-Competition Agreement, providing that the Sellers will not enter into competition with the outpatient orthopedic physical therapy business (as defined therein) to be operated by HEALTHSOUTH during the term of such Non-Competition Agreement.

         1.6. Lease or Lease Assignment. Contemporaneously with the execution and delivery of this Agreement, HEALTHSOUTH shall be provided by the Sellers at their cost and expense, with a valid and enforceable lease or lease assignment enabling HEALTHSOUTH, as lessee, to occupy the space currently occupied by the Sellers located at: One West Charles Street, Oelwein, Iowa 50662; 112 Jefferson Street, West Union, Iowa 52175; People's Memorial Hospital at 1600 First Street East, Independence, Iowa 50644; 1100 Fifth Avenue, Plattville, Wisconsin 53818; Schneider's Square, 925 East First Street, Suite L, Ankeny, Iowa 5002 1; Apple Valley Shopping Center, 7120 University Avenue, Des Moines, Iowa 50311-1437; Medical Arts Building, at 825 Nicollet Mall, Suite 1420, Minneapolis, Minnesota 55402; Minneapolis Heart Institute Building, 920 East 28th Street, Suite 620, Minneapolis, Minnesota 55407; York General Hospital, 2222 Lincoln Avenue, York, Nebraska 68467; Henderson Community Hospital, 1621 Front Street, Henderson, Nebraska 68371; and at Fillmore County Hospital, 1325 H Street Geneva, Geneva, Nebraska 68361 at the same rental paid by Sellers. Such lease or lease assignment shall be in form and substance satisfactory to HEALTHSOUTH and its counsel.

         1.7. Costs and Expenses. Each of the parties to this Agreement shall pay all of the costs and expenses incurred by it in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, whether or not they may be deemed to have been incurred in the ordinary course of business, HEALTHSOUTH shall not be liable for or required to pay, either directly or indirectly, any of the following liabilities or expenses incurred by the Sellers: (a) fees and expenses of any person for financial services or services as a finder rendered to the Sellers in connection with the sale contemplated by this Agreement; (b) fees and expenses of legal counsel retained by the Sellers for services rendered to the Sellers in connection with the sale contemplated by this Agreement; (c) fees and expenses of auditors and accountants retained by the Sellers for services rendered to the Sellers in connection with the sale contemplated by this Agreement; (d) fees and expenses incurred by the Sellers in connection with the making of this Agreement or any fees or expenses for the assignment of any lease or agreement to HEALTHSOUTH; or
(e) taxes or other similar charges incurred by the Sellers or in connection with the making of this Agreement or the transfer of property to HEALTHSOUTH.

         1.8. Further Instruments of Conveyance. The Sellers agree to execute and deliver, from time to time hereafter, at the request of HEALTHSOUTH, all such further instruments of conveyance, assignment and further assurance as may reasonably be required in order to vest in and confirm to HEALTHSOUTH full and complete title to, and the right to use and enjoy, the properties, assets, contracts and business hereby agreed to be, and intended to be, conveyed and transferred to HEALTHSOUTH. HEALTHSOUTH agrees to execute and deliver, from time to time hereafter, at the request of the Sellers, all such further instruments of conveyance, assignment, and further assurance as may be reasonably required to assume the liabilities which have been specifically assumed by HEALTHSOUTH in the content of this Agreement to Purchase Assets and which was intended by the parties to be assumed by HEALTHSOUTH.

         1.9. Assignments and Consents. Nothing contained in this Agreement shall be construed as an attempt to agree to assign any contract which by law is nonassignable without the consent of the other party or parties thereto, unless such consent shall be given. The Sellers shall obtain all such necessary assignments and consents of the parties to any such contracts and shall pay all reasonable costs and expenses for obtaining such assignments and consents.

         Until any such required consent is obtained, Sellers shall cooperate with HEALTHSOUTH in any reasonable arrangement designed to provide HEALTHSOUTH with all of the benefits and obligations of Sellers under such contract, including appointing HEALTHSOUTH to act as its agent to perform all of Sellers' obligations under such contract and to collect all compensation payable to Sellers pursuant thereto as though such contract were assigned to and assumed by HEALTHSOUTH.

         1.10. Documents to be Provided by Sellers at Closing. Contemporaneously with the execution and delivery of this Agreement, the Sellers agree to furnish HEALTHSOUTH with copies of the following documents:

                  (a) Certificates of good standing (with tax certifications) for each of the Sellers from the proper official of the states of each Seller's organization.

                  (b) Resolutions, duly adopted by the Board of Directors of each of the Sellers, authorizing and adopting this Agreement and the sale, transfer and transactions provided for herein, certified by the Secretary of each Seller.

                  (c) Consents, executed and delivered by all persons and entities necessary to authorize the transactions contemplated herein, to authorize the assignment of agreements listed on Exhibit B, or to release liens or encumbrances on assets to be transferred to HEALTHSOUTH.

                  (d) Lien searches by the proper officials of the States of Iowa, Nebraska, Minnesota and Wisconsin and each of their political subdivisions, showing all liens and encumbrances, if any, on the property and assets of the respective Sellers, which liens and encumbrances shall be paid in full, released and removed by the Sellers upon transfer of such property and assets to HEALTHSOUTH.

         1.11. Legal Opinion. Contemporaneously with the execution and delivery of this Agreement, the Sellers agree to furnish to HEALTHSOUTH the opinion, dated as of the date of the execution of this Agreement, of legal counsel for the Sellers in customary form and substance satisfactory to HEALTHSOUTH and attached hereto as Exhibit G.

         In rendering its opinion such counsel may rely on title certificates, abstracts or policies, and certificates of public officials and Sellers as to factual matters not independently established by such counsel, provided that such counsel does not know that such reliance is unreasonable.

         1.12. Transition of Business. Subject to the terms of this Agreement, all parties hereto agree to cooperate and to use their best efforts in the transition and change of ownership of the Purchased Assets and business being transferred hereunder.

         1.13. Confidential Information. The Sellers and HEALTHSOUTH each acknowledge and agree that the terms and conditions of this Agreement and the Non-Competition Agreement are confidential and, except as required by law, will not be disclosed to any third party without the prior written consent of the Sellers and HEALTHSOUTH which consent shall not be unreasonably withheld or delayed; provided that the parties may disclose the terms and conditions hereof to their third-party licensed accountants and attorneys, provided such third parties agree to maintain the confidentiality of such information and will not disclose it to any other third parties.

         1.14. Pro-ration of Fixed Fees. Amounts received from customers of the Sellers' Business as payment of a fixed fee for a given period (e.g. per month) during which the Effective Time occurs shall be pro rated between Sellers' and HEALTHSOUTH based on the number of days in such period prior to the Effective Time and the number of days in such period after the Effective Time, respectively, and the party receiving such fee shall promptly remit to the other party such other party's pro rata share of such fee.

Section 2.        Representations and Warranties of the Sellers.

         In the following representations and warranties the plural term Sellers shall be defined to include each and every Seller that is a party to this Agreement. All parties agree and understand that each Seller is making every representation and warranty. As such, the Sellers, jointly and severally, hereby represent and warrant to HEALTHSOUTH, except as disclosed in Exhibit D, as follows:

         2.1. Corporate Authority and Existence. The Sellers are corporations duly organized, validly existing and in good standing under the laws of their respective States. The Sellers have all necessary power to own all of their properties and assets and to carry on their business as now being conducted. The Sellers have all necessary power and are duly authorized to convey, assign and transfer the properties, assets and business specified in this Agreement.

         2.2. Ownership of Sellers. Except as disclosed on Exhibit D, the Sellers do not own equity in, or control, directly or indirectly, any other entity, nor are the Sellers a party to any joint venture or partnership, which is directly or indirectly involved in the ownership or operation of a physical therapy or occupational medicine clinic, or which provides services similar to the Sellers' Business. All of the assets and business of the Sellers' physical therapy clinic business, except for the assets described in Section 1.1(b) are being transferred to HEALTHSOUTH.

         2.3. No Conflicting Obligations: Sellers. The Sellers have full corporate power and authority to execute, deliver and perform this Agreement and all agreements executed and delivered by it pursuant to this Agreement, and have taken all action required by law, their Articles or Certificates of Incorporation, their Bylaws or otherwise, to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement does not and, subject to the receipt of consents to assignments of leases and other contracts where required, the consummation of the sale contemplated hereby will not, violate any provisions of the Articles or Certificates of Incorporation or Bylaws of the Sellers or any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which the Sellers are a party, or by which they are bound, or constitute a default thereunder, or result in the creation of any lien, charge, or encumbrance upon any of the property or assets of any of the Sellers. This Agreement and the Non-Competition Agreement have both been duly executed and delivered by the Sellers and constitute the legal, valid and binding obligations of the Sellers, enforceable in accordance with their respective terms. The Bill of Sale and the Consent to Assignment of Lease Agreement have been duly executed and delivered by the Sellers and constitute the legal, valid and binding obligations of the Sellers, enforceable in accordance with their respective terms.

         2.4. Authority of Sellers. The Sellers have full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

         2.5. Accuracy of Patient Information and Financial Information. The Sellers have heretofore furnished HEALTHSOUTH with complete copies of the Sellers' Patient Information and the Sellers' Financial Information. All the Sellers' Patient Information is true and correct and presents fairly the number of legitimate, billed patients treated by the Sellers for the periods indicated and the result of patient operations for the periods indicated. The Sellers' Financial Information has been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated and fairly and, with material accuracy, presents the financial condition of the Sellers' Business at such date and the results of operation for the periods included therein.

         2.6. Contracts. Exhibit B to this Agreement sets forth a list of all contracts, leases and agreements which shall be assumed by HEALTHSOUTH. All such contracts, leases and agreements listed in Exhibit B are valid and effective in accordance with their respective terms, and there is not under any such documents any existing defaulter breach, or any condition or event which with notice or lapse of time, or both, would constitute a default or breach. All payments and actions required by the Sellers through the date of the execution and delivery of this Agreement pursuant to such contracts, leases and agreements have been paid and performed. The Sellers warrant that all such agreements are for the benefit of the Sellers' Business, regardless of whether they are in the name of the Sellers, and, subject to receipt of necessary consents, the Sellers have the authority to transfer such agreements to HEALTHSOUTH.

         2.7. Buildings and Operations. The buildings and operations of the Sellers' Business located at: One West Charles Street, Oelwein, Iowa 50662; 112 Jefferson Street, West Union, Iowa 52175; 1600 First Street East, Independence, Iowa 50644; 1100 Fifth Avenue, Plattville, Wisconsin 53818; Schneider's Square, 925 East First Street, Suite L, Ankeny, Iowa 50021; Apple Valley Shopping Center, 7120 University Avenue, Des Moines, Iowa 50311-1437; Medical Arts Building, at 825 Nicollet Mall, Suite 1420, Minneapolis, Minnesota 55402; Minneapolis Heart Institute Building, 920 East 28th Street, Suite 620, Minneapolis, Minnesota 55407; York General Hospital, 2222 Lincoln Avenue, York, Nebraska 68467; Henderson Community Hospital, 1621 Front Street, Henderson, Nebraska 68371; and at Fillmore County Hospital, 1325 H Street Geneva, Geneva, Nebraska 68361, do not violate or conflict with any restrictive covenant, zoning ordinance, lease restriction, administrative regulation, or provision of law in effect which in any material respect interferes with or prevents the continued use of such buildings and operations for rehabilitation and therapy purposes or which would materially affect the value of such continued use thereof for rehabilitation and therapy purposes.

         2.8. Liens and Encumbrances. The Sellers own all of the assets, properties and business being transferred to HEALTHSOUTH pursuant to Section 1.1 of this Agreement, free and clear of any liens, claims, charges, exceptions or encumbrances. All inventories, supplies, equipment, furniture and other tangible assets listed on Exhibit A to this Agreement currently are used by or are useful to the Sellers in the ordinary course of business of the Sellers' Business and are in good operating condition (ordinary wear and tear excepted) and in a state of reasonable maintenance and repair.

         2.9. Litigation. There is no litigation, governmental investigation or other proceeding pending or, so far as is known to the Sellers or their officers threatened against or relating to the Sellers, their properties or business, or the transaction contemplated by this Agreement and, so far as is known to the Sellers or their officers, no basis for any such action exists.

         2.10. No Liability for Sellers' Contracts. Prior to the execution and delivery of this Agreement, the Sellers have delivered to HEALTHSOUTH true and complete copies of all material contracts, obligations and commitments of the Sellers related to the Sellers' Business, each of which is listed on Exhibit B attached to this Agreement. The Sellers are not a party to any written or oral:
(a) contract with any labor union; (b) bonus, pension, profit sharing, retirement, stock purchase, hospitalization, insurance or similar plan providing for employee benefits to employees of the Sellers' Business for which HEALTHSOUTH shall become liable; (c) contract for the future purchase of materials, supplies or equipment for the Sellers' Business for which HEALTHSOUTH shall become liable except for contracts entered into in the ordinary course of business involving less than $5,000; or (d) contract related to the Sellers' Business for the performance of services for or by the Sellers or the Parent Company for which HEALTHSOUTH shall become liable.

         2.11. Material Changes. Except as set forth in Exhibit D to this Agreement, since March 1, 1999, the Sellers have not (a) incurred any material obligation or liability (absolute, accrued, contingent or otherwise) related to Sellers' Business; (b) sold or transferred any of the assets used in connection with the Sellers' Business, or canceled any debts or claims or waived any rights related to the Sellers' Business, except in the ordinary course of business; (c) increased the compensation of any officer, employee, consultant or agent in connection with Sellers' Business; (d) authorized any capital expenditures in connection with Sellers' Business in excess of $5,000 in the aggregate; (e) except for this Agreement, entered into any material transaction in connection with Sellers' Business, other than in the ordinary course of business; (f) experienced damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of the properties, assets or business used in connection with Sellers' Business, or experienced any other material adverse change in the assets or business of Sellers' Business, except for industry-wide changes affecting the physical therapy business generally in the states where Sellers' Businesses are located and except for general economic conditions.

         2.12. Taxes. The Sellers have not been notified that any income tax returns of the Sellers are currently under audit by the Internal Revenue Service or any state or local tax agency, and any such prior audits have been finally and fully concluded and all taxes owed or claimed to be owed pursuant thereto have been paid in full. No agreements have been made by the Sellers for the extension of time or the waiver of the statute of limitation for the assessment of any tax. The Sellers represent and warrant that all taxes of the Sellers shall be paid in full as they become due and payable (unless properly bonded and appealed) and no liens or other encumbrances shall attach to the assets and business transferred to HEALTHSOUTH as a result of non-payment or late payment of any tax.

         2.13. Agency Reports. The Sellers have filed all Medicare reports and similar state and federal documents and are in good standing with the United States Department of Health and Human Services which includes the Health Care Financing Administration ("DHHS") and any similar state agencies. None of the Sellers have ever been reprimanded or sanctioned by DHHS or any similar state agency for any alleged fraud, abuse or other wrongful conduct. Neither DHHS, nor any similar state agency, have asserted any claim or, to the best knowledge of the Sellers, any basis for asserting any claim for monies due or to become due from the Sellers.

         2.14. Insurance. The Sellers have policies of insurance on their facilities, equipment and inventory with extended coverage in connection with the Sellers' Business in amounts deemed by the management of the Sellers to be sufficient. Valid policies in such amounts will be outstanding and duly in force through the date of the execution and delivery of this Agreement, unless a termination thereof is consented to by HEALTHSOUTH. Exhibit F to this Agreement sets forth certain information on the buildings and operations of the Sellers for HEALTHSOUTH's use in adding the property occupied by the Sellers' Business to HEALTHSOUTH's risk management insurance policies.

         2.15. Material Changes in Patient Information. Since March 31, 1999, there has not been any material adverse change in the assets or business of the Sellers' Business or in the type or number of Sellers' rehabilitation and therapy patients. The Sellers are unaware of any event which may materially change the type or number of Sellers' rehabilitation or therapy patients after the consummation of the transactions contemplated by this Agreement, except for industry-wide changes affecting the physical therapy business generally in the states where Sellers' Businesses are located and except for general economic conditions.

         2.16. Commissions or Fees. Other than those paid for by the Seller, which will be disclosed in Exhibit D, there are no claims for brokerage commissions or finder's fees in connection with the transactions contemplated by this Agreement resulting from any action taken by the Sellers or by their officers or directors or by any of them or their agents.

         2.17. Compliance with Laws. To their best knowledge, the Sellers have complied with all federal, state and local laws, regulations and ordinances relating to the Sellers' Business, including, without limitation, the Federal Environmental Protection Act, the Occupational and Safety Hazards Act, Medicare and Medicaid rules and regulations, all federal, state and local licensing and health laws and requirements and other similar statutes and no notice of any pending inspection or violation of any such act or statute has been received by the Sellers in connection with the Sellers' Business.

         2.18. Tax Identification Number. None of the Sellers are a foreign partnership, corporation, entity or individual pursuant to the Internal Revenue Code and HEALTHSOUTH is not required to withhold any part of the purchase price, or otherwise comply with Section 1445 of the Internal Revenue Code. The Sellers' federal tax identification numbers are

         Health Fitness Corporation                  Tax ID No. 41-1580506

         Health Fitness Rehab of Iowa, Inc.          Tax ID No. 41-1867536

         Duffy & Associates Physical Therapy Corp.   Tax ID No. 42-1261572

         Sports & Orthopedic Physical Therapy, Inc.  Tax ID No. 41-1628014

         Midlands Physical Therapy, Inc.             Tax ID No. 47-0616859

         2.21 Creditors of Sellers' Business. The Sellers covenant and agree that all of the creditors of Sellers' Business will be paid in full by Sellers prior to the Effective Date of this Agreement, or within such other period as is normally permitted by such creditors in the ordinary course of business. If requested in writing by HEALTHSOUTH, Sellers shall furnish HEALTHSOUTH with proof of payment of all creditors of Sellers' Business. The Sellers agree to indemnify and hold HEALTHSOUTH harmless from any loss or expense, including reasonable attorneys' fees, arising out of their failure to pay, when due, the creditors of Sellers' Business. The Sellers may, if in good faith and upon reasonable grounds, dispute the amount or validity of any such debts, and contest and defend same, and in good faith diligently conduct any necessary proceedings to prevent and avoid same. Nothing in this Section shall require Sellers to pay creditors of Sellers' Business for goods or services received (in conjunction with the operation of the Sellers' Business transferred to HEALTHSOUTH) after the Effective Date, which obligations shall be paid by HEALTHSOUTH.

Section 3.        Representations and Warranties of HEALTHSOUTH.

         HEALTHSOUTH hereby represents and warrants to the Seller and the Shareholders as follows:

         3.1. HEALTHSOUTH is a corporation, duly organized, validly existing and in good standing under the laws of Delaware.

         3.2. HEALTHSOUTH has full corporate power and authority to own all of its properties and assets and to carry on its business as it is being conducted at the date of the execution of this Agreement and to enter into this Agreement, the Non-Competition Agreement and the Consent to Assignment of Lease Agreement.

         3.3. HEALTHSOUTH has full corporate power and authority to execute, deliver and perform this Agreement and all agreements executed and delivered by it pursuant to this Agreement, and has taken all action required by law, its Certificate of Incorporation or Bylaws, or otherwise, to authorize the execution, delivery and performance of this Agreem6nt and such related documents. The execution and delivery of this Agreement does not and, subject to the receipt of consents to assignments of leases and other contracts by Sellers to HEALTHSOUTH where required, the consummation of the sale contemplated hereby will not, violate any provisions of its Certificate of Incorporation of Bylaws or any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which HEALTHSOUTH is a party, or by which it is bound.

         3.4. This Agreement, the Non-Competition Agreement and the Consent to Assignment of Lease Agreement have been duly authorized, executed and delivered by HEALTHSOUTH and constitutes the legal, valid and binding obligations of HEALTHSOUTH, and to the best knowledge of HEALTHSOUTH, enforceable against HEALTHSOUTH in accordance with their respective terms.

         3.5. There is no material litigation, governmental investigation or other proceeding pending or, so far as is known to HEALTHSOUTH, threatened against or relating to HEALTHSOUTH, its properties of business or the transaction contemplated by this Agreement, which would affect this transaction, and, so far as is known to HEALTHSOUTH, no basis for any such action exists.

         3.6. There are no claims for brokerage commissions or finders' fees in connection with the transactions contemplated by this Agreement resulting from any action taken by HEALTHSOUTH or by any of its employees or agents for which the Seller or Shareholders will be liable.

Section 4.        Covenants of HEALTHSOUTH.

         4.1. HEALTHSOUTH agrees to indemnify and hold harmless the Seller and the Shareholders from and against any and all taxes, expenses, liabilities and damages (including reasonable attorneys' fees) arising (i) from the liabilities under the contracts, leases and agreements assumed by HEALTHSOUTH, which liabilities accrue after the Effective Date of this Agreement, and (ii) from the operation of the Seller's Business by HEALTHSOUTH after the execution and delivery of this Agreement.

Section 5.        Covenants of the Sellers.

         5.1. Preservation of Sellers' Business. For a period of five years from the Effective Date, the Sellers will not intentionally or knowingly take any action detrimental to the business organization of the Sellers' Business, the goodwill of the patients, employees, suppliers, customers and others associated with the Sellers' Business; provided nothing in this Section shall prohibit Sellers from engaging in those activities specifically permitted in Section l(b) of the Non-Competition Agreement.

         5.2. Indemnification for Transactions Prior to Closing. The Sellers agree to indemnify and hold harmless HEALTHSOUTH and its affiliates from and against any and all taxes, expenses, liabilities and damages (including reasonable attorneys' fees) arising from the transaction of the Sellers' Business or its practices prior to the close of business on the Effective Date.

         5.3. Employees. The Sellers hereby covenant and agree to indemnify HEALTHSOUTH with respect to any and all liability that for whatever reason may accrue to HEALTHSOUTH in connection with any employee payment or benefit described herein allocable to services performed on or prior to the date of the execution and delivery of this Agreement, except for the accrued sick leave and vacation benefits for the employees listed in Exhibit E who are hired by HEALTHSOUTH, which accrued sick leave and vacation benefits shall be assumed by HEALTHSOUTH in accordance with its standard policies and procedures concerning sick leave and vacation benefits for similar employees. All persons listed on Exhibit E shall be offered employment by HEALTHSOUTH as "at will" employees of HEALTHSOUTH, at the rate of pay as set out on Exhibit E, regardless of any contracts or agreements any such employees may have with the Sellers. HEALTHSOUTH shall not assume any contracts or agreements between the employees of Sellers listed on Exhibit E and the Sellers or any other entity, and the Sellers shall be responsible for termination of all such contracts and agreements, and any liability resulting therefrom. The Sellers represent and warrant that the persons listed on Exhibit E are citizens of the United States of America or are otherwise authorized to work in the United States in the Sellers' Business. Notwithstanding anything to the contrary contained in this Agreement, if HEALTHSOUTH assumes any vacation or sick leave by reason of HEALTHSOUTH hiring any employee listed on Exhibit E, and such employee voluntarily terminates his or her employment with HEALTHSOUTH within 90 days after the date of this Agreement, the Sellers shall reimburse HEALTHSOUTH for any monies it pays to such employee for vacation or sick leave termination benefits. Effective as of the Effective Date, all employees of Sellers' Business shall cease to be participants in or otherwise covered by Sellers' employee benefit plans. HEALTHSOUTH shall include all employees of the Sellers' Business that accept employment with HEALTHSOUTH ("Hired Employees") in its applicable employee benefit plans.

         As this pertains to any 401K issues, the Hired Employees may roll-over any existing 401K funds into the HEALTHSOUTH 401K plan immediately upon their employment by HEALTHSOUTH. However, the Hired Employees will be allowed to begin contributing into the HEALTHSOUTH 401 K plan only upon completing the eligibility requirements of that plan.

         Hired employees shall be given credit for all service with Sellers under HEALTHSOUTH's applicable employee benefit pension plans in which they become participants for purposes of participation. Any pre-existing conditions of Hired Employees shall be waived by HEALTHSOUTH's medical and/or dental plans to the extent that they were waived by the Sellers' medical and/or dental plans. This Section 5.3 is an agreement solely between Sellers and HEALTHSOUTH, and nothing in this Section, whether expressed or implied, confers upon any employee of Sellers or any other person, any rights or remedies.

Section 6.        Access to Information and Documents.

         6.1. Books and Records. The Sellers and HEALTHSOUTH hereby agree to comply with all applicable provisions of 42 U.S.C. Section 1395x(v)(1) I, which is incorporated herein by reference, and all similar federal and state statutes concerning providing information to the Secretary of the United States Department of Health and Human Services and the Comptroller General of the United States General Accounting Office, or their authorized representatives. Disclosure pursuant to this Section shall not be construed as a waiver of any other legal right to which any party may be entitled under law or regulation.

         6.2. Sharing of Information. For a period of four years after the date of the execution and delivery of this Agreement, or for such longer period as may exist under any applicable statute of limitations, the Sellers and HEALTHSOUTH shall, during normal business hours, afford the other parties and their counsel and accountants, full access to the books, records and other data retained by such parties pursuant to this Agreement, as may reasonably be requested.

Section 7.     Nature and Survival of Representations, Warranties and Covenants.

         7.1. Survival of Representations, Warranties and Covenants. All statements contained in this Agreement or in any Exhibit attached hereto, any agreement executed pursuant hereto, and any certificate or other instrument delivered by or on behalf of either party pursuant to the terms of this Agreement, shall constitute representations and warranties. All representations and warranties of the parties shall survive the date of this Agreement for a period of two years. All covenants of the parties shall survive the date of this Agreement and continue forever. The parties shall be entitled to rely upon such representations, warranties and covenants irrespective of any investigations made by such parties.

         7.2. Indemnification for Breach. Each of the parties hereto indemnifies the other against any loss, liability, damage, cost or expense, including reasonable attorneys' fees, on account of a breach of any warranty, representation, covenant or agreement made in this Agreement or in any Exhibit attached hereto or any document executed in connection herewith. Any such indemnification made hereto shall be limited to the total amount of consideration paid pursuant to the Agreement to Purchase Assets and for the Non-Competition Agreement.

         7.3. Methods of Asserting Claims. As used herein, the "Indemnified Party" shall refer to the party entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Indemnified Party. In the event that any Indemnified Party is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party, the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a "Claim"), the Indemnified Party shall give the Indemnifying Party prompt notice thereof. The Indemnifying Party shall be entitled to contest and defend such Claim, and notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Indemnified party within 20 business days after the Indemnified Party's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a loss), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Indemnified Party elects to participate in such defense, the Indemnified party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consent will not be unreasonably withheld.

Section 8.        Miscellaneous.

         8.1 Collection of Accounts Receivable. HEALTHSOUTH agrees that, if any payment is made to HEALTHSOUTH after the Effective Date on account of accounts receivable of Sellers arising from products sold or services performed prior to the close of business on the Effective Date ("Pre-Closing ARs"), HEALTHSOUTH shall promptly endorse and deliver any checks, drafts or money designated as such payment to the following "lock-box" account: NW7247, P.O. Box 1450, Minneapolis, Minnesota 55485 or, if such payment is received in connection with a Medicare or Medicaid Pre-Closing AR, to the following "lock-box" account:
NW7248, P.O. Box 1450, Minneapolis, Minnesota 55485. If payment is received without designation of which invoice such payment relates to, such payment shall be initially applied to the oldest invoice of the Sellers' Business to such third party up to and until any Pre-Closing AR amount for that particular invoice is satisfied. HEALTHSOUTH agrees to cooperate and give reasonable assistance to Sellers in Sellers' efforts to collect any Pre-Closing ARs. HEALTHSOUTH shall not assert any right of set-off or counterclaim against the Pre-Closing AR's or the checks, drafts, or money designated as payment therefor or any other proceeds thereof.

         8.2 Parent Company. Health Fitness Corporation is the Parent Company of all of the Sellers, and the Sellers are all wholly-owned first or second-tier subsidiaries of Health Fitness Corporation. As such, Health Fitness Corporation, in order to induce the Buyer to enter into this Agreement, hereby guarantees all of the other Sellers' obligations, representations, warranties, and covenants due to the Buyer under this Agreement. Health Fitness Corporation's obligations as guarantor shall be absolute, unconditional and primary (not secondary) and shall not depend in any manner upon the pursuit by the Buyer of any remedy or remedies against the other Sellers. Health Fitness Corporation as guarantor hereby waives any and all legal requirements that the Buyer shall give any notice, institute any action or proceeding at law or in equity against other Sellers or exhaust its remedies against the other Sellers or anyone else as a condition precedent to bringing an action against Health Fitness Corporation as guarantor hereunder. Health Fitness Corporation as guarantor hereby waives any demand for payment, notice of demand, and all other notices and demands of any kind or description which may now or hereafter be provided for by any statute or any other doctrine or rule of law.

         8.3 Notices. Any notice required or permitted hereunder or any agreement or document executed and delivered in connection with this Agreement shall be deemed to have been served properly if hand delivered or delivered by overnight courier, charges prepaid and properly addressed, to the respective party to whom such notice relates at the following addresses:

                  If to HEALTHSOUTH:

                  HEALTHSOUTH Corporation
                  One HEALTHSOUTH Parkway
                  Birmingham, Alabama 35243

                  Attention:  P. Daryl Brown

                  With copies to:

                  David A. Hughes, Esq.
                  HEALTHSOUTH Corporation
                  One HEALTHSOUTH Parkway
                  Birmingham, Alabama 35243
                  If to the Sellers:

                  Health Fitness Corporation
                  3500 West 80th Street, Suite 130
                  Bloomington, Minnesota 55431

                  Attention:  Chief Executive Officer

                  With copies to:

                  John F. Wurm, Esq.
                  Fredrikson & Byron, P.A.
                  900 Second Avenue South
                  1100 International Centre
                  Minneapolis, Minnesota 55402


or such other address as shall be noticed in writing by any party to the other parties. All such notices shall be deemed received when hand delivered or one day after delivered to the overnight courier.

         8.4 Additional Acts. Each party hereto agrees to perform any further acts and to execute and deliver any other documents which may be reasonably necessary to carry out the provisions of this Agreement.

         8.5 Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Minnesota.

         8.6 Headings. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

         8.7 Severability. The provisions of this Agreement shall be severable and if any provisions shall be invalid or void or unenforceable in whole or in part for any reason, the remaining provisions shall remain in full force and effect.

         8.8 Terminology. The word "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific terms or matters as provided immediately following the word "including" or to similar items or matters, whether or not non-limiting language (such as "without limitation", "but not limited to", or words of similar import) is used with reference to the word "including" or the similar items or matters, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general statement, term or matter. "To the knowledge", "to the best knowledge, information and belief', or any similar phrase shall be deemed to include the assurance that such knowledge is based upon a reasonable investigation, unless otherwise expressly provided. Unless otherwise expressly provided herein, knowledge of the Sellers shall be deemed to include facts known to any officer, director or managerial employee of the Sellers.

         8.9 Entire Agreement. This Agreement and the other agreements executed and delivered contemporaneously herewith contain the entire agreement of the parties and supersede any and all prior agreements between the parties, written or oral, with respect to the purchase and sale contemplated hereby. This Agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification extension, discharge or termination is sought.

         8.10 Counterparts. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument. The parties may execute this Agreement, individually or in a representative capacity, and forward an executed counterpart signature to one or more other parties by telecopy, overnight express or other means, and the party or parties receiving such executed counterpart signature shall be authorized to attach it hereto as the legal and valid signature of such executing party. The party or parties receiving such executed counterpart signature, together with their attorneys and counsel, shall be able to rely on the validity of such executed counterpart signature as fully as if the original of such signature was affixed hereon.

         8.11 Binding Effect. This Agreement shall be binding and shall inure to the benefit of the parties hereto, and their respective heirs, legatees, executors, administrators, successors and assigns.

         8.12 No Rule of Construction. The parties acknowledge that this Agreement was initially prepared by HEALTHSOUTH solely as a convenience and that all parties hereto, and their counsel, have read and fully negotiated all the language used in this Agreement. The parties acknowledge that, because all parties and their counsel participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous or unclear language in favor or against any party because such party drafted this Agreement.

         8.13 Reliance on Statements. All Exhibits and documents referred to in or attached to this Agreement are integral parts of this Agreement as if fully set forth herein, and all statements appearing therein shall be deemed disclosed and relied upon for all purposes and not just in connection with the specific representation to which they are explicitly referenced.

         IN WITNESS WHEREOF, the undersigned parties have executed this document as of the day and year first written above.

                                     HEALTHFITNESS CORPORATION

                                     By: /s/ Loren S. Brink
                                     Its:  Chief Executive Officer


                                     HEALTHFITNESS REHAB OF IOWA, INC.

                                     By: /s/ Loren S. Brink
                                     Its:  President


                                     DUFFY & ASSOCIATES PHYSICAL THERAPY CORP

                                     By: /s/ Loren S. Brink
                                     Its:  President


                                     SPORTS & ORTHOPEDIC PHYSICAL THERAPY, INC.

                                     By: /s/ Loren S. Brink
                                     Its:  President


                                     MIDLANDS PHYSICAL THERAPY, INC.

                                     By: /s/ Loren S. Brink
                                     Its:  President


                                     HEALTHSOUTH Corporation

                                     By: /s/ P. Daryl Brown
                                            President
                                            HEALTHSOUTH Outpatient Centers

                                  EXHIBIT INDEX
                                       TO
                          AGREEMENT TO PURCHASE ASSETS

Exhibit
    A        Listing of Purchased Assets of Sellers
    B        Listing of All Leases, Contracts and Agreements
    C        Sellers' Patient Information and Sellers' Financial Information
    D        Disclosure Schedule
    E        List of Sellers' Employees to be retained by HEALTHSOUTH
    F        Risk Management Information
    G        Legal Opinion
  NOTE:      This Exhibit Index has been included in this Agreement solely for the convenience and general reference of the parties and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement